Western Alliance Bancorporation

FOR IMMEDIATE RELEASE
July 3, 2007
CONTACTS:
Media:
Robert Sarver 602.952.5445

Investors:
Dale Gibbons 702.248.4200

Western Alliance Bancorporation Provides Guidance on Second Quarter 2007 Financial Performance
and Announces Earnings Release Date and Conference Call

Las Vegas – July 3, 2007 — Western Alliance Bancorporation (NYSE:WAL) expects its second quarter 2007 diluted earnings per share to be between $0.24 and $0.26. The decline from the first quarter 2007 performance of $0.39 primarily results from mark-to-market valuation of its securities portfolio in light of its adoption of Financial Accounting Standard 159, losses incurred on three loans from acquired offices, and merger-related charges arising from its acquisition of First Independent Capital of Nevada (FICN). Balance sheet growth also slowed as loans increased approximately 1 percent while deposits contracted about 1 percent during the second quarter.

Effective January 1, 2007 WAL adopted Financial Accounting Standard 159, which permitted the election of fair value measurement of certain assets and liabilities. The Company elected this option for certain securities which have a remaining balance of approximately $260 million and an estimated remaining duration of three years. Under FASB 159, the book value of these securities floats with market valuations as a non-cash adjustment to earnings. In 2006, these securities were classified as “available for sale” or “held to maturity” and changes in mark-to-market valuations were either reflected as a direct adjustment to equity or disclosed but not recognized, depending on their classification. The valuation decline in this portfolio resulting from the recent substantial increase in market rates has resulted in a non-cash charge to the income statement of approximately $0.08 per share for the second quarter 2007. The interest margin is not affected by this non-cash charge and is expected to be approximately 4.5% for the second quarter.

In addition, WAL expects to recognize a provision for loan losses of approximately $1.9 million ($0.04 per share after tax) for the second quarter 2007, compared to $0.4 million for the first quarter. The second quarter provision is entirely due to $2.2 million in loan losses arising from three loans at offices the Company acquired in 2006. After these charge-offs, WAL expects to report approximately $1.0 million in non-accrual loans (0.03% of total loans) at June 30, 2007 compared to $1.7 million (0.05% of total loans) at March 31, 2007.

Finally, WAL has incurred an after-tax charge of approximately $0.02 per share related to costs of consolidation and lease termination of the Reno office of its Bank of Nevada affiliate into the headquarters office of First Independent Bank of Nevada, the operating subsidiary of FICN which was acquired on March 30, 2007. This branch consolidation was completed on June 29, 2007.

The Company plans to release its second quarter 2007 financial results after the market closes on Wednesday, July 18, 2007. Chairman and Chief Executive Officer Robert Sarver and Chief Financial Officer Dale Gibbons will host a conference call at noon ET on Thursday, July 19 to discuss the Company’s performance.

Participants may access the call by dialing 800-289-0533 using the pass code 8771974. The call will be recorded and made available for replay after 5:00 p.m. July 19 until 11 p.m. July 26 by dialing 888-203-1112 using the pass code 8771974.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this presentation to reflect new information, future events or otherwise.

About Western Alliance Bancorporation

Western Alliance Bancorporation is the parent company of Bank of Nevada, First Independent Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank, Miller/Russell & Associates, and Premier Trust. These dynamic companies provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.